Exhibit 2.1
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of November 9, 2005 by and among Brigham Exploration Company, a Delaware corporation (the “Company”), and the entities listed on Schedule I to this Agreement (each a “Holder” and collectively, the “Holders”).
     WHEREAS, the Company and the Holders are parties to that certain Registration Rights Agreement dated as of November 1, 2000, as amended by that certain First Amendment to Registration Rights Agreement dated as of March 5, 2001, that certain Second Amendment to Registration Rights Agreement dated as of December 21, 2002, and that certain Third Amendment to Registration Rights Agreement dated as of May 24, 2004 (as amended, the “Registration Rights Agreement”); and
     WHEREAS, the Company intends to enter into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc. and the other underwriters named therein (collectively, the “Underwriters”) pursuant to which the Company is offering to sell to the public for cash (the “Public Offering”) (a) 8,500,000 shares of its common stock, par value $0.01 per share (“Common Stock”) (the closing of such offer and sale is hereinafter referred to as the “Initial Offering Closing” and the date of such Initial Offering Closing is hereinafter referred to as the “Initial Offering Closing Date”), and (b) in the event the Underwriters exercise their over-allotment option pursuant to the Underwriting Agreement, up to an additional 1,275,000 shares of Common Stock (the closing of each such offer and sale is hereinafter referred to as an “Option Closing” and the date of such Option Closing is hereinafter referred to as an “Option Closing Date”) in each case pursuant to the Company’s registration statement on Form S-3 (No. 333-116390) and a prospectus supplement filed pursuant to Rule 424 under the Securities Act of 1933, as amended; and
     WHEREAS, as provided under Section 16.2 of the Registration Rights Agreement, the Holders have advised the Company that they desire to sell, pursuant to a Repurchase Transaction (as such term is defined on Section 16.1 of the Registration Rights Agreement), the number of shares of Common Stock set forth opposite their names under the headings “Initial Shares” and “Option Shares” on Schedule I to this Agreement (collectively, the “CSFB Shares”); and
     WHEREAS, on the Initial Offering Closing Date (but prior to the Initial Offering Closing), each Holder desires to sell to the Company, and the Company desires to purchase from each Holder, the number of shares of Common Stock set forth opposite such Holder’s name on Schedule I hereto under the heading “Initial Shares” (such shares being hereinafter referred to as the “Initial Shares” and such purchase and sale being hereinafter referred to as the “Initial Purchase”); and
     WHEREAS, on each Option Closing Date, (i) each Holder desires to sell to the Company, and the Company desires to purchase from each Holder, a number of shares of Common Stock equal to such Holder’s proportionate share of the number of shares of Common

Stock to be sold by the Company to the Underwriters on that Option Closing Date (a “CSFB Option Purchase”); and
     WHEREAS, the Company and the Holders are entering into this Agreement pursuant to Section 16.9 of the Registration Rights Agreement;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
PURCHASE AND SALE OF COMMON STOCK; CLOSINGS.
     On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof:
     Delivery of CSFB Certificates. Prior to the time the Underwriting Agreement is executed, each Holder will deliver to the Company the certificate or certificates representing the CSFB Shares owned by such Holder (the “CSFB Certificates”), duly endorsed in blank or accompanied by separate stock powers so endorsed. No later than the time the Underwriting Agreement is executed, each Holder will execute the Closing Agreement in the form attached as Exhibit A to this Agreement.
     Initial Closing.
     Closing Date. Subject to satisfaction or waiver of the conditions set forth herein, the closing of the purchase of the Initial Shares (the “Initial CSFB Closing”) will take place at the offices of the Company on the Initial Offering Closing Date but prior to the Initial Offering Closing.
     Purchase and Sale of Shares. At the Initial CSFB Closing, each Holder will sell to the Company, and the Company will purchase from each Holder, the Initial Shares at a price equal to the net price per share to be received by the Company from the Public Offering (the “Per Share Price”). Notwithstanding any other provision of this Agreement or the Closing Agreement to the contrary, the Holders may determine, after consultation with the Company and the Underwriters on the pricing call made in connection with the Public Offering, that the Per Share Price is not acceptable to the Holders in which event the Holders shall notify the Company on the pricing call that they do not intend to sell the CSFB Shares and participate in the Initial CSFB Closing, and in that event the Company will return or cause the Transfer Agent (as defined in the Closing Agreement) to promptly return to the Holders all the CSFB Certificates that were previously tendered by the Holders to the Company or the Transfer Agent. If the Holders do object to the Per Share Price, then neither the Holders nor the Company will have any further obligations to the other under this Agreement except for the Company’s obligation to return the CSFB Certificates as indicated above.
     Cancellation of Shares. At the Initial CSFB Closing, the CSFB Certificates representing the Initial Shares will be cancelled and the Company will retire the Initial Shares.

     Payment. The Company hereby promises to pay and to cause the Underwriters, for and on behalf of the Company, to remit to each Holder, from the net proceeds of the Public Offering payable at the Initial Offering Closing (and the Company will pay any amount owed to the Holders in excess of such net proceeds), the Per Share Price for each share of Common Stock sold by it to the Company at the Initial CSFB Closing by wire transfer of immediately available funds no later than 2:00 p.m. Eastern Standard Time on the Initial Offering Closing Date, to an account designated in writing by such Holder at least two business days before the Initial Offering Closing Date. The Holders shall provide the Underwriters with appropriate wire transfer instructions and amounts sufficiently in advance of the Initial Offering Closing to permit the Underwriters to remit such funds in a timely fashion.
     Option Closings.
     Closing Date. Subject to satisfaction or waiver of the conditions set forth herein, the closing of each CSFB Option Purchase (a “CSFB Option Closing”) will take place at the offices of the Company on the applicable Option Closing Date but prior to the Option Closing.
     Purchase and Sale of Shares. At each CSFB Option Closing, each Holder will sell to the Company, and the Company will purchase from each Holder, at the Per Share Price, the number of shares of Common Stock reflected opposite its name on Schedule I to this Agreement under the heading Option Shares if the entire over-allotment option (1,275,000 shares) is exercised by the Underwriters. If less than the entire over-allotment option is exercised, then each Holder will sell to the Company and the Company will purchase from each Holder at the Per Share Price, the number of shares of Common Stock equal to the product of (w) such Holder’s Proportionate Share multiplied by (x) the number of shares of Common Stock to be sold by the Company to the Underwriters on that Option Closing Date. As used herein, each Holder’s “Proportionate Share” means the quotient obtained by dividing (y) the number of Initial Shares set forth opposite such Holder’s name on Schedule I to this Agreement by (z) 6,000,000.
     Cancellation of Shares. At each CSFB Option Closing, the CSFB Certificates representing the shares of Common Stock being sold to the Company at that closing will be cancelled and the Company will retire the those shares.
     Payment. The Company hereby promises to pay and to cause the Underwriters, for and on behalf of the Company, to remit to each Holder the Per Share Price for each share of Common Stock sold by it to the Company at a CSFB Option Closing by wire transfer of immediately available funds no later than 2:00 p.m. Eastern Standard Time on the applicable Option Closing Date, to the account designated by such Holder pursuant to Section 1.2(d) above.

REPRESENTATIONS AND WARRANTIES OF EACH HOLDER.
     Each Holder represents and warrants to the Company, with respect to itself only, as follows:
     Existence and Power. Each Holder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, with the requisite power and authority to execute and deliver this Agreement and consummate the transactions and perform each of its obligations contemplated hereunder.
     Authority; Enforceability. The execution and delivery of this Agreement by the Holder and the consummation by the Holder of each of the transactions and the performance by the Holder of each of its obligations contemplated hereby have been duly and properly authorized by all necessary action on the part of the Holder. This Agreement has been duly executed and delivered by the Holder and constitutes the valid and legally binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Ownership of Common Stock. The Holder is the record and beneficial owner of the number of CSFB Shares set forth opposite such Holder’s name on Schedule I to this Agreement, and such shares of Common Stock are free and clear of all mortgages, pledges, security interests, liens, claims, encumbrances, equities or other restrictions (collectively, the “Liens”). Upon payment for the shares of Common Stock to be sold by such Holder in accordance with the terms and conditions of this Agreement, the Company will acquire good and valid title to such shares free and clear all Liens.
     No Conflicts. The execution and delivery of this Agreement by the Holder and the consummation by the Holder of each of the transactions and the performance by the Holder of each of its obligations contemplated hereby (a) do not conflict with or violate (whether with or without notice or a lapse of time or both), require the consent of any Person to or otherwise result in a material detriment to the Holder under its organizational documents or any agreement to which it is a party or any law or order applicable to it, in each case in a manner that could reasonably be expected to materially hinder or impair the completion of any of the transactions contemplated hereby or have a material adverse effect on the business, properties, condition (financial or otherwise), liabilities or prospects of the Holder; and (b) do not impose any penalty or other onerous condition on the Holder that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby. As used herein, the term “Person” means a natural person, corporation, limited liability company, venture, partnership, trust, unincorporated organization, association or other entity.
     No Governmental Approvals. No approval from any Governmental Entity is required by or with respect to the Holder in connection with the execution and delivery by the Holder of this Agreement or the consummation by the Holder of the transactions contemplated hereby, except for any such approval the failure of which to be made or obtained (a) has not impaired and could not reasonably be expected to impair the ability of the Holder to perform its obligations under this Agreement in any material respect and (b) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated hereby. As used herein, the term “Governmental Entity” means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise; (ii) federal, state or local or (iii) domestic or foreign.
     Independent Investigation. Holder (a) has the requisite knowledge, sophistication and experience in order to fairly evaluate a disposition of the shares of Common Stock to be sold by such Holder hereunder, including the risks associated therewith, and (b) has adequate information, and has made its own independent investigation of the Company, to make an informed decision regarding the sale of such shares of Common Stock pursuant to this Agreement.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     The Company hereby represents and warrants to each Holder as follows:
     Existence and Power. The Company has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware, with the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions and perform each of its obligations hereunder.
     Authority; Enforceability. The execution and delivery of this Agreement by the Company and the consummation by the Company of each of the transactions and the performance by the Company of each of its obligations contemplated hereby have been duly and properly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     No Conflicts. The execution and delivery of this Agreement by the Company and the consummation of each of the transactions and the performance of each of the obligations contemplated hereby (a) do not conflict with or violate (whether with or without notice or a lapse of time or both), require the consent of any Person to or otherwise result in a material detriment to the Company under its organizational documents or any agreement to which it is a party or any law or order applicable to it, in each case in a manner that could reasonably be expected to materially hinder or impair the completion of any of the transactions contemplated hereby or have a material adverse effect on the business, properties, condition (financial or otherwise), liabilities or prospects of the Company, other than consents that have been obtained by the Company prior to the date hereof; and (b) do not impose any penalty or other onerous condition on the Company that could reasonably be expected to materially hinder or impact the completion of any of the transactions contemplated hereby.
     No Governmental Approvals. No approval from any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for any such approval the failure of which to be made or obtained (a) has not impaired and could not reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement in any material respect and (b) could not reasonably be expected to delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.
CONDITIONS TO CLOSING.
     Conditions to Obligations of the Company. The obligation of the Company to purchase the shares of Common Stock hereunder is subject to the satisfaction or waiver on or prior to the Initial Offering Closing Date and each Option Closing Date of each the following conditions:
     No action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling or governmental investigation or proceeding shall be pending or threatened by any Governmental Entity, and no such Governmental Entity shall have issued any injunction, judgment or order, which shall remain in effect, that would prevent the consummation of the transactions contemplated hereby.
     Each Holder shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Initial Offering Closing Date or the Option Closing Date, as applicable.
     The representations and warranties of each Holder contained in this Agreement and in any certificate or other writing delivered by each Holder pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Initial Offering Closing Date or the Option Closing Date, as applicable, as though made on and as of such date.
     The Company shall have received a certificate signed by a duly authorized representative of each Holder to the effects set forth in Section 4.1(b) and (c) above.
     The Company shall have received certificates from the Holders in form and substance reasonably satisfactory to the Company confirming that the CSFB Shares are not US real property interests.
     The Company and the Underwriters shall have entered into the Underwriting Agreement providing for the sale by the Company of at least 8,500,000 shares of Common Stock.
     Each Holder shall have executed and delivered to the Underwriters a lock-up agreement containing terms and conditions no less favorable to the Holders than those described in Section 16.5 of the Registration Rights Agreement and otherwise in form and substance reasonably satisfactory to the Underwriters.
     Conditions of Obligations of Holders. The obligation of each Holder to sell the shares of Common Stock hereunder is subject to the satisfaction or waiver on or prior to the Initial Offering Closing Date and each Option Closing Date of each the following conditions:
     No action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling or governmental investigation or proceeding shall be pending or threatened by any Governmental Entity, and no such Governmental Entity shall have issued any injunction, judgment or order, which shall remain in effect, that would prevent the consummation of the transactions contemplated hereby.
     The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Initial Offering Closing Date or the Option Closing Date, as applicable.
     The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Initial Offering Closing Date or the Option Closing Date, as applicable, as though made on and as of such date.
     Each Holder shall have received a certificate signed by a duly authorized officer of the Company to the effects set forth in Section 4.2(b) and (c) above.
GOVERNMENTAL FILINGS.
     Each Holder shall make all filings with any Governmental Entity required by such Holder in connection with the execution and delivery by such Holder of this Agreement and the consummation by such Holder of the transactions contemplated hereby, including without limitation, all filings with the Securities and Exchange Commission required pursuant to the Securities Exchange Act of 1934, as amended.
GENERAL PROVISIONS.
     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,
     If to the Holders, to:
Credit Suisse First Boston,
Global Energy Partners
c/o Avista Capital Partners
1000 Louisiana Street, Suite 1975
Houston, Texas 77002

Attention: Robert Cabes
and
CSFB Private Equity
11 Madison Avenue, 16th Floor
New York, New York 10010
Attention: Christina Gross
With a copy (which shall not constitute notice), to:
Gardere Wynne Sewell LLP
1000 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: NL Stevens III
     If to the Company, to:
Brigham Exploration Company
6300 Bridge Point Parkway
Austin, Texas 78730
Attention: Chief Financial Officer
with a copy (which shall not constitute notice), to:
Thompson & Knight, LLP
1700 Pacific Avenue
Suite 3300
Dallas, Texas 75201
Attention: Joe E. Dannenmaier
     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. By notice given in accordance with this Section 6.1 to the other party, any party may change its address for the receipt of notices under this Agreement.
     Registration Rights Agreement. The parties hereby waive delivery of the “Trigger Notice,” the “Company Notice,” and the “Participating Holder Notice” otherwise required under Section 16.2 of the Registration Rights Agreement. The Holders hereby waive the requirement set forth in Section 16.5 of the Registration Rights Agreement that the Company use all reasonable efforts to obtain lockup agreements from all holders of at least 5% of the Company’s outstanding shares of Common Stock (for clarification, the Holders do not waive the provisions of Section 16.5 of the Registration Rights Agreement relating to obtaining lockup agreements from the Company’s Officers and

Directors). The purchase and sale of CSFB Shares under this Agreement will be deemed to be a Repurchase Transaction effected under Section 16.4(a) of the Registration Rights Agreement.
     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without reference to its conflict of laws principles.
     Section Headings. The captions and headings appearing at the beginning of the various sections of this Agreement are for convenience of reference only and shall not be given any effect whatsoever in the construction or interpretation of this Agreement.
     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, this being in addition to any other remedy to which they are entitled at law or in equity.
     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     Termination.
     Notwithstanding any provision in this Agreement to the contrary, this Agreement shall terminate in the event the Underwriting Agreement is terminated. If this Agreement is terminated, the Company will have no obligation to purchase the CSFB Shares and the Holders will have no obligation to sell the CSFB Shares hereunder, and no party will have any further obligation hereunder except that the Company must promptly return the CSFB Certificates to the Holders.
     Either the Company or the Holders may terminate this Agreement if the Underwriting Agreement has not been executed and delivered by the parties thereto on or before December 2, 2005.
     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by the delivery of a facsimile signature, which signature shall have the same force and effect as an original signature. Any party that delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

BRIGHAM EXPLORATION COMPANY

By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr., Chief Financial Officer

DLJ MB FUNDING III, INC.

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

DLJ ESC II, LP
By:	DLJ LBO PLANS MANAGEMENT CORPORATION, its general partner

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

DLJ MERCHANT BANKING PARTNERS III, L.P.
By:	DLJ MERCHANT BANKING III, INC., its Managing General Partner

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

DLJ MERCHANT BANKING III, INC., AS ADVISORY GENERAL PARTNER ON BEHALF OF DLJ OFFSHORE PARTNERS III, C.V.

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

DLJ MERCHANT BANKING III, INC.,
 AS ADVISORY GENERAL PARTNER ON BEHALF OF
 DLJ OFFSHORE PARTNERS III-1, C.V. AND AS
 ATTORNEY-IN-FACT FOR DLJ MERCHANT BANKING III, L.P.,
 AS ASSOCIATE GENERAL PARTNER OF
DLJ OFFSHORE PARTNERS III-1, C.V.

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

DLJ MERCHANT BANKING III, INC., AS ADVISORY
 GENERAL PARTNER ON BEHALF OF
 DLJ OFFSHORE PARTNERS III-2, C.V. AND
 AS ATTORNEY-IN-FACT FOR DLJ MERCHANT BANKING III, L.P.,
 AS ASSOCIATE GENERAL PARTNER OF
DLJ OFFSHORE PARTNERS III-2, C.V.

By:		/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

DLJ MB PARTNERS III GmbH & CO. KG
By:	DLJ MERCHANT BANKING III, L.P., its Managing Limited Partner
	By:	DLJ MERCHANT BANKING III, INC., its General Partner

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

By:	DLJ MB GmbH, as General Partner

	By:	/s/ Edward Nadel

Edward Nadel, Managing Director

	By:	/s/ Michael Isikow

Michael Isikow, Managing Director

MILLENNIUM PARTNERS II, L.P.
By:	DLJ MERCHANT BANKING III, INC., its Managing General Partner

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

MBP III PLAN INVESTORS, L.P.
By:	DLJ LBO PLANS MANAGEMENT CORPORATION, its Managing General Partner

	By:	/s/ Kenneth J. Lohsen

KENNETH J. LOHSEN Vice President

Schedule I
to Stock Purchase Agreement

HOLDER	INITIAL SHARES	OPTION SHARES
DLJ Merchant Banking Partners III, L.P.	4,253,253	903,816

DLJ MB Funding III, Inc	72,809	15,472

DLJ ESC II, LP	816,013	173,403

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.	232,063	49,313

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.	77,548	16,479

DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.	55,241	11,739

DLJ MB Partners III GmbH & Co. KG	36,650	7,788

Millennium Partners II, L.P.	7,319	1,555

MBP III Plan Investors, L.P.	449,104	95,435

TOTAL	6,000,000	1,275,000

Exhibit A
to Stock Purchase Agreement
CLOSING AGREEMENT
     Reference is hereby made to that certain Underwriting Agreement of even date herewith (the “Underwriting Agreement”) by and among Brigham Exploration Company, a Delaware corporation (the “Company”), and Raymond James & Associates, Inc., RBC Capital Markets, Johnson Rice & Company L.L.C., Friedman Billings, Ramsey & Co. Inc., Dahlman Rose, and Hibernia Southcoast Capital (collectively, the “Underwriters”) providing for (a) the sale by the Company and the purchase by the Underwriters of an aggregate of 8,500,000 shares of (the “Public Offering Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), at a net purchase price of $  per share (the “Net Purchase Price”), resulting in an aggregate purchase price of $___(the “Public Offering Proceeds”), and (b) the grant by the Company to the Underwriters of an option (the “Over-Allotment Option”) to purchase up to an additional 1,275,000 shares of Common Stock (the “Over-Allotment Shares”) at the same price. The date on which the sale of the Public Offering Shares to the Underwriters (the “Public Offering Closing”) occurs is referred to herein as the “Closing Date” and is expected to be November ___, 2005.
     Reference is also made to that certain Stock Purchase Agreement dated November 9, 2005 (the “Stock Purchase Agreement”) by and among the Company and the CSFB Entities listed on Schedule I to the Stock Purchase Agreement (the “CSFB Entities”) providing for (a) the sale by the CSFB Entities and the purchase by the Company on the Closing Date of an aggregate of 6,000,000 shares of Common Stock currently owned by the CSFB Entities (the “CSFB Shares”) at a per share purchase price equal to the Net Purchase Price, resulting in an aggregate purchase price of $___(the “CSFB Purchase Price”) and (b) if the Over-Allotment Option is exercised, the sale by the CSFB Entities and the purchase by the Company of up to an aggregate of 1,275,000 additional shares of Common Stock currently owned by the CSFB Entities (the “CSFB Option Shares”). Prior to execution and delivery of this Closing Agreement, the CSFB Entities delivered to the Company (to be held by the Company for the benefit of the CSFB Entities pending the sale of the CSFB Shares pursuant to the Stock Purchase Agreement) certificates representing the CSFB Shares duly endorsed in blank or accompanied by appropriate stock powers to effect the transfer of the CSFB Shares at the Closing of the sale of the CSFB Shares to the Company (the “CSFB Closing”). The CSFB Closing will occur on the Closing Date immediately prior to the Public Offering Closing. The Board of Directors of the Company have taken all action necessary to authorize and direct that the CSFB Shares be cancelled and retired immediately following the transfer of the CSFB Shares to the Company at the CSFB Closing. Notwithstanding the foregoing, if certificates representing the CSFB Shares also represent Company shares standing in the names of CSFB Entities in excess of the CSFB Shares, the Company shall cause the Transfer Agent to promptly issue and deliver certificates representing such number of Company shares in excess of the CSFB Shares sold pursuant to the terms of the Stock Purchase Agreement and this Closing Agreement, to the appropriate CSFB Entities.
     For purposes of clarifying the steps to be taken on the Closing Date to effect both the CSFB Closing and the Public Offering Closing, the Company, the Underwriters, the CSFB Entities, and American Stock Transfer & Trust Company, acting as the Company’s transfer agent (the “Transfer

Agent”), hereby agree that on the Closing Date, the following actions will be taken in the order in which they are listed below:
     1. The Company and the CSFB Entities will assure themselves that all conditions to their respective obligations to effect the CSFB Closing have been satisfied or waived.
     2. The Company and the Underwriters will assure themselves that all conditions to their respective obligations to effect the Public Offering Closing have been satisfied or waived, except those conditions which by their nature cannot be satisfied until after the CSFB Closing, as to which the Company and the Underwriters will assure themselves that the parties are prepared to satisfy such conditions upon the CSFB Closing and there is no reason such conditions cannot be so satisfied.
     3. To effect the CSFB Closing, (a) CSFB will direct (by oral instruction) that the CSFB Shares be transferred to the Company and (b) the Company will (i) accept the CSFB Shares and (ii) direct (by oral instruction) the Transfer Agent to immediately cancel and retire the CSFB Shares and take all actions necessary to cause the transfer of the CSFB Shares to the Company and the cancellation and retirement thereof to be duly reflected in the Company’s stock ownership records. Pursuant to the Stock Purchase Agreement, payment by the Company to the CSFB Entities for the CSFB Shares is not due at or before the time of transfer of the CSFB Shares to the Company; instead, upon transfer the CSFB Shares to the Company, the Company becomes obligated to pay the CSFB Purchase Price to the CSFB Entities by 2:00 p.m. Eastern Standard Time on the Closing Date.
     4. The Underwriters will fulfill their obligations under the Underwriting Agreement to pay the Company for the Public Offering Shares by (a) delivering to the CSFB Entities, on the Company’s behalf and out of the Public Offering Proceeds, an amount equal to the CSFB Purchase Price by wire transfer of immediately available funds by 2:00 p.m. Eastern Standard Time on the Closing Date to an account designated in writing by the CSFB Entities, and (b) delivering to the Company the remainder of the Public Offering Proceeds by wire transfer of immediately available funds.
     5. The Company will issue the Public Offering Shares to the Underwriters and direct (by oral instruction) the Transfer Agent to take all actions necessary to effect such stock issuance and to cause such stock issuance to be duly reflected in the Company’s stock ownership records.
     If for any reason, the Underwriters terminate the Underwriting Agreement or otherwise fail to make payment as provided above, then the parties will agree that no sale occurred between CSFB and the Company and certificates representing the shares tendered will promptly be issued back to the CSFB Entities.
     If the Over-Allotment Option is exercised, then on each date on which any of the Over-Allotment Shares are sold to the Underwriters, the parties hereto will follow the same procedures as outlined above to effect both the sale of the applicable number of the CSFB Option Shares to the Company and the sale of the applicable number of the Over-Allotment Shares to the Underwriters.

     This Closing Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. Any provision of this Closing Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Closing Agreement, or in the case of a waiver, by the party against whom the waiver is to be effected. This Closing Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Closing Agreement by the delivery of a facsimile signature, which signature shall have the same force and effect as an original signature.
     IN WITNESS WHEREOF, the Company, the Underwriters, the CFSB Entities, and the Transfer Agent have caused this Closing Agreement to be signed by their respective authorized representatives as of the ___day of November, 2005.